THE SYMBOL "[****]" DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

cipherloc POLYMORPHIC ENCR

AUTHORIZED RESELLER / DEVELOPER AGREEMENT

Company Name and Address: Arnouse Digital Devices	Agreement No.:		
1983 Marcus Avenue, Suite 104			
Lake Success, NY 11042	Effective Date:	AUGUST 13, 2020	

This Authorized Reseller Agreement (this "**Agreement**") is made and entered into as of the Effective Date above by and between **Cipherloc Corporation** with offices at 825 S. Main Street, Suite 100, Buda, Texas 78610 ("**Cipherloc**") and the authorized party whose name and address are set forth above ("**Company**"). Cipherloc and Company may be individually referred to herein as a "**Party**" or collectively as the "**Parties**".

1. Definitions.

1.1 "**Cipherloc Products**" means the software, products and applications as identified on **Exhibit A** attached hereto and included as part of the Licensed Products pursuant to the terms and conditions in this Agreement, including any related Documentation and all routine updates, releases, error corrections and bug fixes that Cipherloc may make available from time to time in its discretion.".

1.2 "**Cipherloc-Customer**" means any person, firm or enterprise to whom Cipherloc offers for sale, provides or otherwise arranges to make available the Licensed Products.

1.3 "**Cipherloc Documentation**" means Cipherloc's standard specifications, guides and manuals generally made available to its licensees that describe the use and operation of the Cipherloc Products.

1.4 "**Company-Customer**" means any person, firm or enterprise to whom Company offers for sale, provides or otherwise arranges to make available the Licensed Products.

1.5 "**Company Documentation**" means Company's standard specifications, guides and manuals generally made available to its licensees that describe the use and operation of the Company Products.

1.6 "**Company Products**" means Company's hardware, products, technologies and platforms identified on **Exhibit B** attached hereto and included as part of the Licensed Products pursuant to the terms and conditions in this Agreement, including any related Company Documentation and all replacements, parts, substitutions, additions, repairs, accessions and accessories, incorporated therein and/or affixed thereto, as Company may make available from time to time in its discretion.

1.7 "**Documentation**" means, collectively, the Cipherloc Documentation, or the Company Documentation, as applicable.

1.8 "**Customers**" means, collectively, the Company-Customers and Cipherloc-Customers, as applicable.

1.9 "**Licensed Products**" means the Cipherloc Products set forth on **Exhibit A** as integrated or combined solely with the Company Products pursuant to the Specifications (as defined below).

1.10 "**Products**" means, collectively, the Cipherloc Products, or the Company Products, as applicable.

2. License Grant and Appointment; Restrictions.

2.1 Subject to the terms and conditions of this Agreement, Cipherloc shall grant to Company a non-exclusive, nontransferable, limited and revocable license in the United States to (a) use, store and reproduce the Cipherloc Products solely for Company's internal research and development purposes, including integration work with Company Products, development of new products, testing, support and demonstrations, (b) integrate, combine and incorporate the Cipherloc Products in or with the Company Products, subject to and in accordance with all of the design, development, functional, operating parameters, criteria, specifications and other requirements to be mutually agreed upon by the Parties ("**Specifications**"), solely for purposes of developing, licensing, selling, distributing, marketing and promoting the Licensed Products and (c) use, reproduce and distribute the Cipherloc Products solely in or as part of the Licensed Products and not on a standalone basis.

2.3 The Parties shall discuss in good faith and mutually agree in writing on the fee structure and license terms with respect to the distribution and sale of the Licensed Products to Customers, taking into account, customer feedback in the marketplace, the competitive landscape, development lifecycle, etc.

2.4 Each Party hereby appoints the other Party as its non-exclusive authorized representative within the United States, for the marketing, promotion, distribution and re-sale of the Licensed Products to Customers located in the United States, solely for such Customers' use in connection with their internal business operations within the United States and not for further resale or as a consolidator, aggregator or provider of the same to any other third party, and as further described in Section 5.

2.5 In the event that Company desires Cipherloc to design, develop and make available certain customizations, modifications or other revisions to the Licensed Products (or parts thereof) (collectively, "**Customizations**"), the Parties may enter into statements of work (each, a "**Statement of Work**"), each of which shall be effective and incorporated into this Agreement when mutually agreed upon and duly executed by the Parties. Each Statement of Work shall be numbered and dated for identification and shall include: (a) a description of the Customizations to be provided, (b) the applicable Specifications, (c) the amounts payable by Company in respect of such Customizations, whether fixed price, time and materials or any combination thereof and (d) any additional information, terms and conditions the Parties may mutually agree to include.

2.6 Prior to entering into any agreement with a Company-Customer regarding any use of the Licensed Products ("**Licensed Product Agreement**"), Company shall submit to Cipherloc for its written approval in its sole discretion a written summary of the material terms of such proposed Licensed Product Agreement, which shall include the following minimum information (the "**Licensed Product Customer Term Sheet**"): (a) the name and contact information of Company-Customer (including address, phone number and email address), (b) a description of the Licensed Products to be ordered by the Company-Customer, including any support services and customizations related thereto, (c) a description of the software, hardware and/or products, if any, to be used by Company-Customer in conjunction or combination with the Licensed Products, (d) if applicable, the number of user accounts or "seats" for the Licensed Products that Company-Customer is authorized to create, (e) the total consideration payable by Company-Customer in connection with the sale, use, access to and license of the Licensed Products and (e) the region or territory in which the Licensed Products will be deployed or otherwise used. Upon Cipherloc's approval of the Licensed Product Customer Term Sheet, Company shall be permitted to enter into the Licensed Product Agreement, provided that such agreement contains all of the terms set forth in the Licensed Product Customer Term Sheet and approved by Cipherloc. Any deviation from terms of the Licensed Product Customer Term Sheet shall be resubmitted to Cipherloc for its prior written approval. Company acknowledges and agrees that the terms of the Licensed Product Agreement shall not conflict with the terms of this Agreement and such terms, at minimum, shall include restrictions, disclaimers and obligations necessary to give effect to the intent to the restrictions set forth herein, including restrictions set forth in Sections 2.7, 2.8, and 2.9 below.

2.7 Neither Party shall have any right or power to bind the other Party to any obligation or commitment. Neither Party shall sell or offer for sale the Licensed Products as part of a package or bundle with other software or other products or services, except as expressly agreed to in writing by the other Party in each instance. In the event a Party or Customer terminates the relevant Licensed Product Agreement, or if Cipherloc or Company, as applicable, reasonably believes a Customer will breach the relevant Licensed Product Agreement, such Party shall promptly notify the other Party of such termination or actual or anticipated breach.

2.8 Neither Party is permitted to market, offer, make available, provide or arrange to provide the Licensed Products, directly or indirectly, to re-marketers, other value-added resellers or any other party for re-sale, distribution, use or any other purpose other than use by Customers as specifically permitted herein. Each Party acknowledges and agrees that the rights and obligations of the Parties under this Agreement shall be non-exclusive, and each Party shall have the right, directly or through others, to market, offer, provide and make available the Cipherloc Products or Company Products, as applicable. Company shall provide the Company Documentation to Cipherloc, and Cipherloc shall provide the Cipherloc Documentation to Company, solely to assist each such Party in the sale, distribution, marketing and promotion of the Licensed Products as provided herein, unless such Party receives the other Party's prior written approval to use any such materials for a different purpose.

2.9 Except as expressly set forth herein, neither Party shall: (a) create or attempt to create by reverse engineering, disassembly, decompilation or otherwise, the source code, internal structure, or organization of the other Party's Products, or any component thereof, from any object code or information that may be made available to the other Party, or aid, abet or permit others to do so, (b) export, re-export, or release, directly or indirectly, any of the Licensed Products to any location, jurisdiction, or Person outside the United States, (c) remove any identification or notices of any proprietary or copyright restrictions from the other Party's Products, respectively, or any other related materials provided by the other Party hereunder, (d) reproduce the software components of the other Party's Products, develop any derivative works of the other Party's Products or include any portion of the other Party's Products in any other software applications, hardware, products or services,

in each case, other than as permitted herein, (e) copy Documentation or other materials provided by the other Party to such Party hereunder, or print copies of any Documentation provided in electronic, digital or other form without the other Party's express written permission and/or (f) provide use of or access to the Licensed Products in a computer service bureau business, rental or commercial timesharing arrangement for itself or on behalf of any third party.

3. Installation and Technical Support.

3.1 Cipherloc and Company shall, each at its own expense, be respectively solely responsible for any technical support provided to, and all direct contact with, the Cipherloc-Customers and Company-Customers in connection with their access to and use of the Licensed Products. To the extent a Party is unable to resolve a Customer's technical or support problem with the Licensed Products due to information or materials related to the other Party's Products which are known or available to the other Party, such other Party may provide reasonable assistance and use reasonable efforts to attempt to resolve the problem.

3.2 Each Party shall promptly provide the other Party with details of: (a) any complaint by the other Party's Customer relating to the Licensed Products that cannot be resolved by such Party within 48 hours and (b) such other periodic reports and requested information relating to such Party's relationship with its Customers in connection with their use of the Licensed Products, as may reasonably be requested by the other Party.

3.3 Cipherloc shall not be responsible for the Licensed Products or other problems, failures or delays that would not have arisen but for: (a) the Company Products, (b) defects in the Company Products or any materials, services or information provided by Company, (c) failures or delays by Company to provide necessary instructions, approvals or other necessary information and (d) Cipherloc's compliance with specific requests of Company or any Customizations. Company shall not be responsible for the Licensed Products or other problems, failures or delays that would not have arisen but for: (a) the Cipherloc Products, (b) defects in the Cipherloc Products or any materials, services or information provided by Company and (c) failures or delays by Cipherloc to provide necessary instructions, approvals or other necessary information.

4. Prices and Fees.

4.1 Company shall submit to Cipherloc an order form substantially in the form of **Exhibit C** attached hereto ("**Order**") which shall identify the quantity of Cipherloc Products Company wishes to purchase as well as the type and quantities of the Licensed Products to be distributed by Company and the total fees charged by Company to Company-Customers for such Licensed Products. Company agrees to pay to Cipherloc the fees for the Cipherloc Products as set forth on **Exhibit A** attached hereto (the "**Cipherloc Fees**") no later than 30 days following Company's receipt of an invoice issued by Cipherloc stating the Cipherloc Fees due for the applicable Order. Upon execution of the applicable Licensed Product Agreement and Cipherloc's receipt of the Cipherloc Fees, Cipherloc shall deliver to Company by electronic download the Cipherloc Products. All costs and expenses relating to the transport of the Licensed Products to Company-Customers shall be the sole liability of Company. Cipherloc Fees are non-refundable except as expressly agreed to in writing by Cipherloc in its sole discretion.

4.2 Company will make available to Cipherloc the Company Products at the prices set forth on **Exhibit B**, (the "**Company Fees**", together with the Cipherloc Fees, the "**Fees**"). Cipherloc shall submit to Company an Order which shall identify the quantity of Company Products Cipherloc wishes to purchase. Within three business days following Company's receipt of an Order, Company shall advise Cipherloc of the date or dates upon which such Company Products shall be made available to Cipherloc for Cipherloc to integrate the Cipherloc Products therewith. Cipherloc shall have access to Company's factory during normal business hours to integrate the Cipherloc Products with the Company Products, and the resulting Licensed Products shall be shipped to Cipherloc-Customers directly from Company's factory. All costs and expenses relating to the transport of the Licensed Products to Cipherloc-Customers shall be the sole liability of Cipherloc. Cipherloc agrees to pay Company the Company Fees no later than 30 days following Cipherloc's receipt of an invoice issued by Company stating the Company Fees due for the applicable Order.

4.3 All title in and to Company Products shall remain with Company until Cipherloc has made full payment of any undisputed Company Fees for the Company Products to Company as herein provided. Cipherloc will have no obligation to deliver the Cipherloc Products when any Cipherloc Fees required to be paid by Company remains unpaid beyond the date such Cipherloc Fees are due.

5. Promotion of the Licensed Products.

5.1 Each Party shall, at its sole cost and expense, use its best efforts to promote and market the Licensed Products solely within the United States, subject to the other Party's right to approve, in its sole and absolute discretion in each instance, specific materials and descriptions bearing references to such other Party and such other Party's Products. Each Party agrees to provide reasonable consultation and guidance to the other Party to assist in such efforts, subject to cost and its practices applicable to its relationships with its other authorized resellers generally.

5.2 During the Term, Cipherloc hereby grants to Company a nonexclusive, nontransferable, non-sublicensable right and

license to use its name and any service marks, trademarks and logos (the "**Cipherloc Marks**") solely in connection with the re-sale, marketing and promotion of the Licensed Products as contemplated hereunder. Use of the Cipherloc Marks shall be subject to the prior written approval of Cipherloc, which such approval shall be granted in its sole and absolute discretion, as well as any usage guidelines provided to Company by Cipherloc from time to time and in order to protect its interests and goodwill, Cipherloc reserves the unconditional right, in its sole and absolute discretion, to revoke and cancel the foregoing right and license to use such Cipherloc Marks, at any time on notice to Company. All use of the Cipherloc Marks by Company shall inure to the benefit of Cipherloc and Company shall obtain no right, title or interest in or to the Cipherloc Marks. Company agrees not to take any action or engage, participate or otherwise become involved in any activity or course of action that infringes upon, violates or otherwise dilutes or tarnishes the Cipherloc Marks or the image or reputation of Cipherloc or the Cipherloc Products.

5.3 During the Term, Company hereby grants to Cipherloc a nonexclusive, nontransferable, non-sublicensable right and license to use its name and any service marks, trademarks and logos (the "**Company Marks**") solely in connection with the re-sale, marketing and promotion of the Licensed Products as contemplated hereunder. Use of the Company Marks shall be subject to the prior written approval of Company, which such approval shall be granted in its sole and absolute discretion, as well as any usage guidelines provided to Cipherloc by Company from time to time and in order to protect its interests and goodwill, Company reserves the unconditional right, in its sole and absolute discretion, to revoke and cancel the foregoing right and license to use such Company Marks, at any time on notice to Cipherloc. All use of the Company Marks by Cipherloc shall inure to the benefit of Company and Cipherloc shall obtain no right, title or interest in or to the Company Marks. Cipherloc agrees not to take any action or engage, participate or otherwise become involved in any activity or course of action that infringes upon, violates or otherwise dilutes or tarnishes the Company Marks or the image or reputation of Company or the Company Products.

6. <u>Limitation of Warranty</u>. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE OTHER PARTY'S PRODUCTS ARE BEING PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS WITHOUT GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE. NEITHER PARTY SHALL MAKE, DIRECTLY OR INDIRECTLY, EXPRESSLY OR IMPLICITLY, ANY GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND IN CONNECTION WITH THE OTHER PARTY OR THE OTHER PARTY'S PRODUCTS AND SHALL, IN ITS AGREEMENTS AND UNDERSTANDINGS WITH CUSTOMERS PROVIDE SUCH LEGAL DISCLAIMERS, EXCLUSIONS AND LIMITATIONS AS ARE NECESSARY TO GIVE EFFECT TO THE INTENT OF THE FOREGOING.

7. <u>Proprietary Rights and Confidential Information</u>.

7.1 Company acknowledges and agrees that except for the limited right and license granted to Company under this Agreement and subject to the restrictions contained herein, Cipherloc owns and retains all right, title and interest in and to the Cipherloc Marks, the Cipherloc Products and other property, information, processes, methodologies, products and materials, tangible or intangible. and any Customizations made in connection therewith, and nothing shall or shall be construed to restrict, impair, transfer, convey or otherwise alter or deprive Cipherloc of any of its rights or proprietary interests in and to the Cipherloc Products any such Customizations and the Cipherloc Marks. Cipherloc has the sole right to obtain, hold and renew in its own name and for its own benefit, all patents, copyrights, registrations and other similar protection in connection with the foregoing and Company hereby agrees to assign, transfer and convey to Cipherloc all right, title and interest therein and will cooperate with Cipherloc and execute all documents necessary to enable Cipherloc to perfect, preserve, register and record its rights.

7.2 Each Party agrees to regard and preserve as confidential all information related to the business and activities of the other Party, its customers, clients, suppliers and other entities with it does business that may be obtained from any source or may be developed as a result of this Agreement, including the terms and conditions this Agreement, the non-public product, service, technical, marketing, business, financial, or other information, proprietary code, data, programming, transactional processes and data, support and maintenance information, APIs, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, information regarding plans for research, development, new products, marketing, selling, and operations, strategic plans, business targets and objectives, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and Customers (collectively, "**Confidential Information**"). Each Party agrees to hold such Confidential Information of the other Party in confidence and shall not, except as required to fulfill its obligations under this Agreement, use (directly or indirectly) any such Confidential Information for its own benefit or the benefit of any other party. Neither Party shall disclose the other Party's Confidential Information to any person, firm or enterprise, unless authorized by the other Party in writing, and even then, agrees to limit access to and disclosure of such Confidential Information to employees bound by written obligations of confidentiality no

less restrictive than set forth herein on a "need to know" basis. Information shall not be Confidential Information if it is: (a) already known free of restriction at the time it is obtained, (b) subsequently learned from an independent third party free of restriction and without breach of this Agreement or (c) is or becomes publicly available through no wrongful act of Party disclosing such Confidential Information.

7.3 Each Party shall, in advance, by agreement, instruction or otherwise, ensure that each individual who obtains or is in a position to obtain the other Party's Confidential Information understands and has agreed in writing to comply with obligations of confidentiality no less restrictive than set forth in this Agreement.

7.4 Each Party agrees that money damages will be impossible to calculate and will not adequately compensate the other Party in connection with an actual or threatened breach of any provision of this Article 7. Accordingly, each Party shall be entitled to seek an injunction or other equitable relief to enforce the due and proper performance and observance of any provision hereof; provided, however, that nothing herein shall be construed to prevent or prohibit such Party from seeking or pursuing any other available remedy at law or equity, including the recovery of money damages.

7.5 Each Party agrees that upon termination of this Agreement for any reason or upon the request of the other Party at any time, such Party will immediately return to the other Party (or destroy, upon the other Party's request) any and all Confidential Information under such Party's control or in its possession, and will certify in writing that all such Confidential Information has been returned or destroyed and will not at any time thereafter use, copy, reproduce, transmit or furnish to another, any such Confidential Information.

8. Restrictive Covenant; Non-Solicitation. Company recognizes and acknowledges that Cipherloc's Confidential Information is a valuable and unique asset in the conduct and valuation of Cipherloc's business, and that access to and knowledge of some or all of Cipherloc's Confidential Information is or may be essential to the performance of Company's obligations hereunder. Accordingly, during the Term and for a period of one year following the expiration or termination of this Agreement (the "**Restricted Period**"), Company shall not, directly or indirectly: (a) provide or enable the development, creation, establishment or provision of any products or services which are substantially similar or equivalent, in form, function or utility, to the Cipherloc Products or a business or activity which Company knows (or has reason to know) that Cipherloc plans to evaluate and/or conduct (a "**Competing Business**"), (b) own, manage, operate, join, control, advise, consult with or advise, participate in, be involved with or connected to, as a stockholder, equity owner, partner, director, representative, agent or otherwise with any business, individual, partnership, firm, corporation or other entity that provides, produces, makes available or distributes any products or services which are or could reasonably be considered a Competing Business and/or (c) solicit or induce, or attempt to solicit or induce, or recommend to any other party, that any employee, authorized reseller of Cipherloc or any Cipherloc-Customer, customer, contractor or other supplier of Cipherloc terminate, alter or lessen that person's affiliation with Cipherloc or violate or modify the terms of any agreement with Cipherloc for the purpose of engaging in any business or activity which is or is likely to compete with the business or activities of Cipherloc.

9. Representations and Warranties of Company. Each Party represents and warrants to the other Party that: (a) it has the right to enter into this Agreement and perform its obligations and that such performance is not in conflict with any of its other obligations, (b) it will conduct its business in accordance with good business judgment and will not suffer or permit any act, event or condition that would discredit, disparage or adversely affect the reputation of the other Party or the other Party's Products, (c) it is in compliance with all laws and regulations applicable to the operation of its business and the performance of its obligations within the United States, (d) it will perform its obligations and provide services and materials (whether to Customers or to the other Party) in a professional and workmanlike manner, using qualified personnel and (e) none of its Products or any other products, services or materials furnished or created by such Party in conjunction with the Licensed Products or otherwise do will violate any applicable laws or regulations.

10. Audit Rights. Each Party will maintain complete and accurate books and records of all re-sale, support and maintenance and other activities related to the Licensed Products and its activities under this Agreement, and will preserve such books records for a period of not less than three years following the termination of this Agreement. During the Term and for a period of three years thereafter, each Party shall have the right, during normal business hours and on reasonable notice so as not to disrupt the other Party's normal business operations, to audit or have its external auditors audit such books and records and make copies thereof to ensure Company's compliance with its obligations hereunder, including the accuracy of the Cipherloc Fees or the Company Fees, as applicable. In the event any such audit reveals a shortfall in the amount of charges and Cipherloc Fees or Company Fees due to a Party hereunder, the applicable Party will immediately pay the difference (required payment minus actual payment) to the other Party plus the reasonable cost of the audit together with interest thereon accruing from the actual due date at a rate of one and one-half percent (1.5%) per month or the highest rate allowed by law, whichever is less and, if the underpayment is ten percent (10%) or more of the total amount due for the period in question, then the applicable Party shall also reimburse the other Party for its reasonable out-of-pocket costs actually incurred as a result of the audit.

11. **Term and Termination.**

11.1 This Agreement shall commence on the Effective Date and shall continue for a period of one year thereafter unless earlier terminated in accordance with the terms and conditions set forth herein (the "**Initial Term**"). Thereafter, the terms set forth herein shall automatically renew for subsequent one-year periods (each a "**Renewal Term**" and together with the Initial Term the "**Term**") unless either Party provides notice to the other Party of its intent to terminate this Agreement within thirty (30) days prior to the end of the Initial Term or Renewal Term, as applicable. Termination of this Agreement at any time shall not affect any rights, obligations or interests of either Party arising prior to the effective date of termination and which, to give effect to their meaning, must continue in accordance with their terms.

11.2 If either Party materially breaches the terms of this Agreement, the other Party may (reserving cumulatively all other remedies and rights under this Agreement and in law and in equity) terminate this Agreement, in whole or in part, by giving 30 days' written notice; provided, however, that such termination shall not be effective if the breach has been cured prior to the expiration of said 30 days.

11.3 Each Party agrees that it shall terminate access to and use of the Licensed Products by any of its Customers who breach any of its material obligations under the applicable Licensed Product Agreement.

11.4 Either of Cipherloc or Company may immediately terminate this Agreement in the event the other Party (a) admits in writing its inability to pay its debts as they become due, fails to satisfy any enforceable, final and material judgment against it, or otherwise ceases operation of its business in the ordinary course, (b) is adjudicated bankrupt or becomes insolvent, (c) winds up or liquidates its business voluntarily or otherwise, (d) applies for, consents to or suffers the appointment of, or the taking of possession of by, a receiver, custodian, assignee, trustee, liquidator or similar fiduciary of itself or of all or any substantial portion of its assets, (e) makes a general assignment for the benefit of creditors other than in the ordinary course of financing its ongoing operations, (f) commences a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (g) files a petition seeking to take advantage of any other law providing for the relief of debtors, (h) acquiesces to, or fails to have dismissed, within 30 days, any petition filed against it in any involuntary case pursuant to such bankruptcy laws or (i) takes any action for the purpose of effecting any of the foregoing.

11.5 Either Party may terminate this Agreement for any reason or without any particular reason and for convenience, at any time without obligation or liability of any kind upon at least 30 days' prior written notice to the other Party.

11.6 Upon termination of this Agreement or upon request, each Party shall promptly return to the other all information, property and materials of the other and all copies, in its possession or under its control, regardless of the form, format or media.

11.7 Upon termination or expiration of this Agreement for any reason whatsoever, each Party further agrees that it shall immediately: (a) cease all use of the Licensed Products and the other party's Marks, (b) discontinue all representation or statements from which it might be inferred that any relationship exists between the Parties and (c) cease to promote, solicit orders for or procure orders for the Licensed Products.

12. **Indemnification.**

12.1 Company agrees to defend, indemnify and hold harmless, at its own cost and expense, Cipherloc, its officers, directors and employees, from and against all third party claims, actions, demands, liabilities, settlements, costs, damages and fees, including attorneys' and other professionals' fees and costs (collectively, "**Claims**"), arising, in whole or in part, or in connection with (a) any actual or alleged material breach of any of Company's obligations, representations, warranties and covenants contained in this Agreement, (b) the intentional misconduct or grossly negligent acts or omissions of the Company or its personnel or contractors during the course of performing its or their obligations pursuant to this Agreement, and (c) any claim brought by any Company-Customer based on or arising out of the applicable Licensed Product Customer Agreement. Company shall have the right to conduct the defense of any such Claim or action and all negotiations for its settlement or compromise; provided, however, that (i) that no settlement or compromise affecting the financial or legal obligations of Cipherloc shall be entered into or agreed to without Cipherloc's prior written approval (such approval not to be unreasonably withheld) and (ii) Cipherloc has the right to participate, at its own expense, in the defense and/or settlement of any such claim or action in order to protect its own interests.

12.2 Cipherloc agrees to defend, indemnify and hold harmless, at its own cost and expense, Company, its officers, directors and employees, from and against all Claims arising, in whole or in part, or in connection with (a) any actual or alleged material breach of any of Cipherloc's obligations, representations, warranties and covenants contained in this Agreement, and (b) the intentional misconduct or grossly negligent acts or omissions of Cipherloc or its personnel or contractors during the course of performing its or their obligations pursuant to this Agreement. Cipherloc shall have the right to conduct the defense of any such Claim or action and all negotiations for its settlement or compromise; provided, however, that (i) that no settlement or compromise affecting the financial or legal obligations of Company shall be entered into or agreed to without Company's prior written approval (such

approval not to be unreasonably withheld) and (ii) Company has the right to participate, at its own expense, in the defense and/or settlement of any such claim or action in order to protect its own interests.

12.3 For the avoidance of doubt, Company shall not have any obligation or liability under this Article 12 to the extent: (a) any Claim arises out of Company's proper use of the Cipherloc Products or Licensed Products in accordance with the terms of this Agreement; (c) any Claim arises out of Cipherloc's modification of the Company Products or the Licensed Products that was not authorized by Company in writing; (d) any claim arises out of Cipherloc's combination or use of Company Products or the Licensed Products with other products, processes, or materials not provided or approved by Company in writing; (f) any Claim arises out of Cipherloc's use of Company Products or the Licensed Products in any manner that is not specifically permitted under and in accordance with the terms and conditions of this Agreement.

12.4 For the avoidance of doubt, Cipherloc shall not have any obligation or liability under this Article 12 to the extent: (a) any Claim arises out of Cipherloc's proper use of the Company Products or Licensed Products in accordance with the terms of this Agreement; (c) any Claim arises out of Company's modification of the Cipherloc Products or the Licensed Products that was not authorized by Cipherloc in writing; (d) any claim arises out of Company's combination or use of Cipherloc Products or the Licensed Products with other products, processes, or materials not provided or approved by Cipherloc in writing; (f) any Claim arises out of Company's use of Cipherloc Products or the Licensed Products in any manner that is not specifically permitted under and in accordance with the terms and conditions of this Agreement.

13. **Limitation of Liability; Exclusive Remedy.** **EXCEPT FOR ANY FEES DUE AND OWING, DAMAGES ARISING OUT OF A PARTY'S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BREACH OF ARTICLE 7 OR ARTICLE 8, OR ITS INDEMNIFICATION OBLIGATIONS, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR (A) ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES IN ANY MANNER IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR THE BASIS OF THE CLAIM OR WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, (B) IN THE CASE OF CIPHERLOC, ANY DAMAGES THAT EXCEED, IN THE AGGREGATE, THE TOTAL CIPHERLOC FEES RECEIVED BY CIPHERLOC DURING THE 12 MONTH PERIOD PRIOR TO THE DATE THAT THE CLAIM OR ACTION FIRST AROSE, AND (C) IN THE CASE OF COMPANY, ANY DAMAGES THAT EXCEED, IN THE AGGREGATE, THE TOTAL COMPANY FEES RECEIVED BY COMPANY DURING THE 12 MONTH PERIOD PRIOR TO THE DATE THAT THE CLAIM OR ACTION FIRST AROSE.**

14. **Miscellaneous**.

14.1 Each Party is an independent contractor and each Party's personnel are not employees or agents of the other Party for federal, state or other tax purposes or any other purposes whatsoever. Employees, agents and representatives of one Party are not entitled to compensation, employee benefits or other benefits of employment from the other and each Party assumes sole and full responsibility for the acts and omissions of its own employees, agents and representatives. Personnel of one Party have no authority to make representations, commitments, bind or enter into contracts on behalf of or otherwise obligate the other Party in any manner whatsoever. Nothing in this Agreement shall be construed or deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership, business entity of any kind or for sharing of profits or losses, nor constitute one Party an agent of the other Party.

14.2 Company may not assign, transfer or subcontract this Agreement, or any rights or obligations hereunder, to any other party without Cipherloc's prior written consent and any attempt to do so shall be void ab initio. This Agreement shall be binding upon, and enforceable by, and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

14.3 All notices shall be in writing and delivered personally, mailed, first class mail, postage prepaid, or delivered by confirmed electronic or digital means, to the addresses set forth at the beginning of this Agreement and to the attention of the signatories hereto, unless, by written notice, a Party changes or supplements the addressee and addresses for giving notice. All notices shall be deemed given on the date personally delivered, when placed in the mail as specified or when electronic confirmation is received.

14.4 Cipherloc shall not be deemed in default of this Agreement, to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any event beyond the reasonable control of Cipherloc, including any act of God, fire, earthquake, natural disaster, accident, pandemic, labor unrest, civil disobedience, acts of terrorism or act of government.

14.5 Neither Party shall be entitled to use the name, service or trademarks, logos or otherwise identify or refer to the other Party in any press releases, publicity, marketing or promotional material unless specifically authorized under this Agreement or otherwise approved by such Party in advance and in writing.

14.6 Notwithstanding anything in this Agreement to the contrary, Company acknowledges that the Licensed Products and the technical data received from Cipherloc in accordance with the terms hereunder may be subject to United States export and import controls, and in the performance of its obligations, Company shall, at all times and at its own expense, (a) strictly comply with all laws, regulations and orders, (b) obtain any export licenses or government approvals, as necessary, and (c) commit no act which, directly or indirectly, would violate any United States law, regulations or order. Company agrees that it will not export, re-export, directly or indirectly, any United States origin commodities, technology/technical data or software acquired from Cipherloc, or any direct product of that technical data: (i) in violation of the export laws and regulations of the United States, including but not limited to, the Bureau of Industry and Security Export Administration Regulations and the regulations of the Treasury Department's Office of Foreign Assets Control or any other relevant national government authority, (ii) to any country outside of the United States, (iii) to any person or firm on any government agencies Restricted Party List, including the U.S. Department of Commerce's Table of Denial Orders or Entities list, or U.S. Treasury Department's list of Specially Designated Nationals or (iv) for use in any sensitive nuclear, chemical or biological weapons, or missile technology end-uses unless authorized by the U.S. Government by regulation or specific license.

14.7 This Agreement shall be construed and enforced under the substantive laws of the State of Texas, without regard to its conflict of laws provisions. Any legal action of whatever nature by or against the Parties arising out of or related in any respect to the Agreement shall be brought solely in either the United States District Court for the Western District of Texas or the appropriate court of the State of Texas located in Travis County. Each Party hereby consents to (and waives any challenge or objection to) personal jurisdiction in Texas.

14.8 Headings are solely for reference and shall not affect the meaning of any term. The terms "include," "includes," and "including," whether or not capitalized, mean "include, but are not limited to," "includes, but is not limited to," and "including, but not limited to," respectively and are to be construed as inclusive, not exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. If any part of this Agreement is held invalid, illegal or unenforceable, the remaining provisions will be unimpaired. No amendment, modification, course of conduct or supplement to this Agreement or any of its provisions shall be binding upon the Parties unless made in writing and duly signed by both Parties. No waiver, failure or delay in enforcing any provision, exercising any option or requiring any performance may be construed to be a continuing waiver or a waiver of that or any other provision in the future.

14.9 Any provision of this Agreement which, either by its terms or to give effect to its meaning, must survive, including Section 2.9 and Article 4, Articles 6 – 10, Section 11.6, and Articles 12 through and including this Article 14, shall survive the cancellation, expiration or termination of this Agreement.

14.10 This Agreement, together with the Exhibits hereto which are incorporated herein by this reference, constitutes the entire agreement between the Parties and supersedes any prior or inconsistent agreements, negotiations, representations and promises, written or oral with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CIPHERLOC CORPORATION		ARNOUSE DIGITAL DEVICES	
By:	[signature]	By:	[signature]
Name:	Milton Mattox [Type or Print]	Name:	Michael Arnouse [Type or Print]
Title:	COO	Title:	CEO
Date:	August 13, 2020	Date:	August 13, 2020

EXHIBIT A
CIPHERLOC PRODUCTS AND CIPHERLOC FEES

Product	License Type	Cipherloc Fees (with [****] discount)
User License for Sentinel (SW data-in-motion) ("**Sentinel Application**")	Seat License	[****] /seat license/month

EXHIBIT B
COMPANY PRODUCTS

Product	Company Fees (with [****] discount from MSRP)
BioDigitalPC	

Product	Company Fees (with [****] discount from MSRP)
ADDC Docks & Readers (includes MDC, SR-60, PodCom, DD3, etc.)	

EXHIBIT C
FORM OF ORDER